UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2009

SOLAR ENERGY INITIATIVES, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-148155	20-5241121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

818 A1A North, Suite 201, Ponte Vedra Beach, Florida 32082
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (904) 644-6090

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, NY  10005
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities.

In October 2007, Solar Energy Initiatives Inc. (the “Company”) completed a private placement of 648,227 units, which included one share of common stock of the Company at a price of $0.35 per share for an aggregate sum of $226,889 and one common stock purchase warrant (the “October 2007 Warrants”) with an exercise price of $0.70 per share.

In July 2009, the Company completed a private placement for 4,506,860 units, which included one share of common stock of the Company at a price of $0.30 per share for an aggregate sum of $1,352,058 and one common stock purchase warrant (the “July 2009 Warrants” and collectively with the October 2007 Warrants, the “Warrants”) with an exercise price of $0.60 per share.

In order to induce the warrant holders to exercise these warrants for cash, the Company is temporarily reducing the exercise price on the Warrants to an exercise price of $.30 per share through October 9, 2009.

Item 8.01 Other Events

In September 2009, the Company issued a press release announcing a spin-off of Solar Park Initiatives, Inc. (“Solar Park”), its wholly owned solar park development company.  The timing of the spin-off will be subject to complying with all relevant securities law requirements.  The Company’s shareholders of record, as of October 15, 2009, will receive one common share of Solar Park for every two shares of the Company that they hold.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this financing transaction.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release dated October 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR ENERGY INITIATIVES, INC.

Date: October 1, 2009	By:	/s/ David Fann
David Fann
Chief Executive Officer